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                                                December 5, 1995

PaineWebber Incorporated
Alex. Brown & Sons Incorporated
A.G. Edwards & Sons, Inc.
        As Representatives of the several U.S. Underwriters
c/o PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019

PaineWebber International (U.K.) Ltd.
Alex. Brown & Sons Incorporated
A.G. Edwards & Sons, Inc.
        As Managers of the several International Underwriters
c/o PaineWebber International (U.K.) Ltd.
1 Finsbury Avenue
London EC2M 2PA England

Ladies and Gentlemen:

In consideration of the agreement of (i) the several U.S. Underwriters for which PaineWebber Incorporated, Alex. Brown & Sons Incorporated and A.G. Edwards & Sons, Inc. (the "Representatives") intend to act as Representatives, and (ii) the several International Underwriters, for which PaineWebber International (U.K.) Ltd., Alex. Brown & Sons Incorporated and A.G. Edwards & Sons, Inc. (the "Managers") intend to act as Managers, to underwrite a proposed public offering (the "Offering") of 3,788,000 shares of Common Stock, without par value (the "Common Stock") of Primark Corporation, a Michigan corporation, as contemplated by a registration statement with respect to such shares filed with the Securities and Exchange Commission on Form S-3 (Registration No. 33-98834), the undersigned hereby agrees that the undersigned will not, for a period of 120 days after the commencement of the public offering of such shares, without the prior written consent of the Representatives and the Managers, directly or indirectly assign, transfer, offer, sell, agree to sell, hypothecate, or otherwise dispose of any shares of Common Stock, or securities convertible into or exchangeable for or any rights to acquire shares of Common Stock, except as permitted under the Company's benefit plans.

Very truly yours,

/s/ Joseph E. Kasputys
Joseph E. Kasputys